UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 12, 2016

Corium International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36375	38-3230774
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

235 Constitution Drive,
Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 298-8255
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On February 12, 2016,  Corium International, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with LBA Realty  Fund III-Company VII, LLC, a Delaware Limited Liability Company (the “Landlord”), pursuant to which the Company will lease approximately 48,240 square feet of space located at 34781 Campus Drive, Fremont, California (the “Premises”). The Premises will replace the Company’s current headquarters.

The Lease provides for a term of 120 full calendar months plus any partial month at the beginning of the term (the “Term”), commencing when the Landlord delivers the Premises to the Company, which is expected to be on or about August 1, 2016.  In addition, the Company has an option to extend the Term of the Lease for an additional seven years.

Pursuant to the Lease, annual base rent will be approximately $72,360.00 per month for the first twelve months following the commencement of the Term, $110,952.00 per month for the next twelve months and will increase by approximately 3% annually thereafter. The base rent payments do not include the Company's proportionate share of any operating expenses for the Premises, including real estate taxes.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31,  2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIUM INTERNATIONAL, INC.

Date: February 12, 2016	By:	/s/ Peter D. Staple
Peter D. Staple
Chief Executive Officer